Exhibit 99.1

TALOS ENERGY INCREASES CREDIT FACILITY COMMITMENTS AND PROVIDES HEDGING UPDATE

Houston, Texas, July 10, 2019 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today provided an update on the results of its semi-annual borrowing base redetermination and recent hedging activities.

Effective July 3, 2019, the Company’s borrowing base of $850 million was unanimously reaffirmed by participants of its syndicated credit facility. In conjunction with the regularly scheduled redetermination, Talos elected to increase the banks’ commitments under the facility from $600 million to $850 million and added three additional lenders to the syndicate. The next borrowing base redetermination is expected in the fall.

During the second quarter of 2019, Talos also entered into a series of derivative contracts, comprised of swaps and costless collars, to hedge additional fiscal year 2020 oil production of 3,423,500 Bbls. The weighted average price the Company will receive under the swap contracts was $56.59/bbl and the weighted average floor and ceiling prices for the costless collars were $55.00 and $66.63, respectively. The table below reflects the contracted volumes and weighted average prices the Company will receive under its derivative contracts as of June 30, 2019.

Talos President and Chief Executive Officer Timothy S. Duncan commented, “The reaffirmed borrowing base and increased commitments, both in terms of dollars and number of participants, is a strong endorsement of the Company’s asset base and strategic direction. With the additional commitments, we have further enhanced our already solid liquidity position and improved our optionality and flexibility moving forward. We expect that our recent hedging additions, when coupled with our attractive basis differentials, will continue to generate robust price realizations into 2020.”

Production Period	Instrument Type	Avg. Daily Volumes	Weighted Avg. Swap Price	Weighted Avg. Put Price	Weighted Avg. Call Price
Crude Oil – WTI NYMEX:		(Bbls)	(per Bbl)	(per Bbl)	(per Bbl)
Jul 2019 - Dec 2019	Swap	27,093	$56.84	—	—
Jan 2020 - Dec 2020	Swap	8,619	$56.80	—	—
Jan 2020 - Dec 2020	Collar	7,481	—	$55.00	$64.23
Natural Gas – Henry Hub NYMEX:		(MMBtu)	(per MMBtu)	(per MMBtu)	(per MMBtu)
Jul 2019 - Dec 2019	Swap	36,840	$2.89	—	—
Jan 2020 - Dec 2020	Swap	8,702	$3.07	—	—

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing cash-flows and long-term value through our operations, currently in the United States Gulf of Mexico and offshore Mexico. As one of the US Gulf’s largest public independent producers, we leverage decades of geology, geophysics and offshore operations expertise towards the acquisition, exploration, exploitation and development of assets in key geological trends that are present in many offshore basins around the world. Our activities in offshore Mexico provide high impact exploration opportunities in an oil rich emerging basin. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, estimated production volumes, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from our current discoveries and prospects, geologic risk, drilling and other operating risks, well control risk, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, potential adverse reactions or changes to business or employee relationships resulting from the business combination between Talos Energy LLC and Stone Energy Corporation, competitive responses to such business combination, the possibility that the anticipated benefits of such business combination are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies, litigation relating to the business combination and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on March 13, 2019.

Estimates of future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Our estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified hereby, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002